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                                                                    Exhibit 23.3

                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-3) and related Prospectus of McLeodUSA Incorporated for the registration of 10,350,000 shares of its Class A Common Stock and to the incorporation by reference therein of our report dated February 26, 1999, with respect to the consolidated financial statements of Ovation Communications, Inc. as of December 31, 1998 and 1997 and for the period from March 27, 1997 (inception) to December 31, 1997 and the year ended December 31, 1998, included in the Registration Statement on Form S-4 (No. 333-71811) of McLeodUSA Incorporated filed with the Securities and Exchange Commission.


Minneapolis, Minnesota                                /s/ Ernst & Young L.L.P.
May 11, 1999